CONSENT TO INCLUDE REPORT ON FINANCIAL STATEMENTS
                            IN REGISTRATION STATEMENT

We consent to the use in this Registration Statement of Earthfirst Technologies, Incorporated, relating to the registration of 115,179,135 shares of common stock, of our report dated March 18, 2005 on the consolidated financial statements of Earthfirst Technologies, Incorporated and subsidiaries contained in this Registration Statement, and to the use of our name, and the statements with respect to us, under the heading "Experts" in the Registration Statement.

                                               /s/ AIDMAN, PISER & COMPANY, P.A.

Tampa, Florida
May 27, 2005